Exhibit 99

Best Buy Reports First Quarter Results

Comparable Sales Decreased 0.7%

Diluted EPS of $0.95

Adjusted Diluted EPS of $1.15

Expects FY26 Adjusted Diluted EPS of $6.15 to $6.30

MINNEAPOLIS, May 29, 2025 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week first quarter ended May 3, 2025 (“Q1 FY26”), as compared to the 13-week first quarter ended May 4, 2024 (“Q1 FY25”).

	Q1 FY26	Q1 FY25
Revenue ($ in millions)
Enterprise	$8,767	$8,847
Domestic segment	$8,127	$8,203
International segment	$640	$644
Enterprise comparable sales % change[1]	(0.7)%	(6.1)%
Domestic comparable sales % change[1]	(0.7)%	(6.3)%
Domestic comparable online sales % change[1]	2.1%	(6.1)%
International comparable sales % change[1]	(0.7)%	(3.3)%
Operating Income
Operating income as a % of revenue	2.5%	3.5%
Adjusted operating income as a % of revenue	3.8%	3.8%
Diluted Earnings per Share ("EPS")
Diluted EPS	$0.95	$1.13
Adjusted diluted EPS	$1.15	$1.20

For GAAP to non-GAAP reconciliations of the consolidated adjusted measures used throughout this release, please refer to the attached supporting schedule.

“I’m proud of how our teams have been navigating the environment and planning our business within dynamic macroeconomic conditions,” said Corie Barry, Best Buy CEO. “Against this backdrop, we executed well in Q1 and delivered in-line revenue and better-than-expected adjusted operating income.”

Barry continued, “We remain focused on our FY26 strategic priorities, which include the following: 1) drive omni-channel experience improvements that resonate with our customers; 2) launch and scale incremental profit streams, including Best Buy Marketplace and Best Buy Ads; and 3) drive operational effectiveness and efficiency to fund strategic investments and offset pressures.”

“Today we are updating our full year guidance to incorporate the impact of tariffs,” said Matt Bilunas, Best Buy CFO. “We expect annual comparable sales growth to be in the range of down 1% to up 1%, and our adjusted operating income rate to be similar to last year at approximately 4.2%. Our underlying working assumptions are that tariffs stay at the current levels for the rest of the year, and there is no material change in consumer behavior from the trends we have seen in recent quarters. As you can imagine, and based on our history, we will continue to scenario-plan and adjust with agility as the situation evolves.”

Bilunas continued, “For Q2 FY26, we expect comparable sales to be slightly down to last year and our adjusted operating income rate to be approximately 3.6%.”

FY26 Financial Guidance

Best Buy’s updated Enterprise guidance for FY26 is the following:

•	Revenue of $41.1 billion to $41.9 billion, which compares to prior guidance of $41.4 billion to $42.2 billion
•	Comparable sales[1] of (1.0%) to 1.0%, which compares to prior guidance of 0.0% to 2.0%
•	Adjusted operating income rate[2] of approximately 4.2%, which compares to prior guidance of 4.2% to 4.4%
•	Adjusted effective income tax rate[2] of approximately 25.0%, which remains unchanged
•	Adjusted diluted EPS[2] of $6.15 to $6.30, which compares to prior guidance of $6.20 to $6.60
•	Capital expenditures of approximately $700 million, which compares to prior guidance of $700 million to $750 million

Domestic Segment Q1 FY26 Results

Domestic Revenue

Domestic revenue of $8.13 billion decreased 0.9% versus last year primarily driven by a comparable sales decline of 0.7%.

From a merchandising perspective, the largest drivers of the comparable sales decline on a weighted basis were home theater, appliances and drones. These drivers were partially offset by growth in the computing, mobile phone and tablet categories.

Domestic online revenue of $2.58 billion increased 2.1% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 31.7% versus 30.8% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 23.5% versus 23.4% last year. The higher gross profit rate was primarily due to improved financial performance from the company’s services category, including its membership offerings, which was partially offset by rate pressure within the company’s Best Buy Health business and lower profit-sharing revenue from the company’s private label and co-branded credit card arrangement.

Domestic Adjusted Selling, General and Administrative Expenses (“SG&A”)

Domestic adjusted SG&A expenses were $1.58 billion, or 19.4% of revenue, versus $1.59 billion, or 19.4% of revenue, last year. Adjusted SG&A expenses decreased primarily due to a favorable indirect tax settlement.

International Segment Q1 FY26 Results

International Revenue

International revenue of $640 million decreased 0.6% versus last year primarily driven by a negative foreign currency impact of approximately 450 basis points and a comparable sales decline of 0.7%. The revenue decrease was largely offset by revenue from Best Buy Express locations that opened in Canada after Q1 FY25.

International Gross Profit Rate

International gross profit rate was 22.0% versus 22.8% last year. The lower gross profit rate was primarily due to lower product margin rates and unfavorable supply chain costs.

International Adjusted SG&A

International adjusted SG&A expenses were $137 million, or 21.4% of revenue, versus $139 million, or 21.6% of revenue, last year. The lower adjusted SG&A expense was primarily due to favorable foreign currency impacts, which was partially offset by higher employee compensation expense and expenses associated with Best Buy Express locations that opened after Q1 FY25.

Restructuring Charges

The company incurred $109 million of restructuring charges in Q1 FY26 that were primarily associated with a restructuring initiative within the company’s Best Buy Health business that commenced in Q1 FY26. The charges primarily represent asset impairments and other costs.

Income Taxes

The Q1 FY26 effective tax rate was 8.6% versus 24.7% last year. The adjusted effective tax rate was 27.0% versus 24.7% last year. The lower effective tax rate was primarily driven by the restructuring charges in Q1 FY26 related to the Best Buy Health business. The higher adjusted effective tax rate, which excludes the impacts from restructuring charges, was primarily due to the resolution of certain discrete tax matters in Q1 FY25.

Share Repurchases and Dividends

In Q1 FY26, the company returned a total of $302 million to shareholders through dividends of $202 million and share repurchases of $100 million. The company expects to spend approximately $300 million on share repurchases during FY26.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.95 per common share. The quarterly dividend is payable on July 10, 2025, to shareholders of record as of the close of business on June 19, 2025.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 29, 2025. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected adjusted operating income rate, adjusted effective income tax rate, and adjusted diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill and intangible asset impairments; gains and losses on sales of subsidiaries and certain investments; amortization of definite-lived intangible assets associated with acquisitions; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," “appear,” “approximate,” "assume," "believe," “continue,” “could,” "estimate," "expect," “foresee,” "guidance," "intend," “may,” “might,” "outlook," "plan," “possible,” "project" “seek,” “should,” “would,” and other words and terms of similar meaning or the negatives thereof. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, our operating model, new strategies and growth initiatives, the competitive environment, consumer behavior and other events. These statements involve a number of judgments and are subject to certain risks and uncertainties, many of which are outside the control of the Company, that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recent Annual Report on Form 10-K, and any updated information in subsequent Quarterly Reports on Form 10-Q, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macroeconomic pressures in the markets in which we operate (including but not limited to recession, inflation rates, fluctuations in foreign currency exchange rates, limitations on a government’s ability to borrow and/or spend capital, fluctuations in housing prices, energy markets, jobless rates and effects related to the conflicts in Eastern Europe and the Middle East, tariffs, supply chain or other geopolitical events); catastrophic events, health crises and pandemics; susceptibility of the products we sell to technological advancements, product life cycle fluctuations and changes in consumer preferences; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers and in the provision of delivery speed and options); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion into health and new products, services and technologies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; inability of vendors or service providers to perform components of our supply chain (impacting our stores or other aspects of our operations) and other various functions of our business; risks arising from and potentially unique to our exclusive brands products; risks associated with vendors that source products outside the U.S.; our reliance on our information technology systems, internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including statutes and/or regulations related to tax or privacy); evolving corporate governance and public disclosure regulations and expectations (including, but not limited to, cybersecurity and environmental, social and governance matters); risks arising from our international activities (including fluctuations in foreign currency exchange rates) and those of our vendors; failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; and failure to meet financial-performance guidance or other forward-looking statements. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended
May 3, 2025		May 4, 2024
Revenue	$8,767	$8,847
Cost of sales	6,718	6,783
Gross profit	2,049	2,064
Gross profit %	23.4%	23.3%
Selling, general and administrative expenses	1,721	1,737
SG&A %	19.6%	19.6%
Restructuring charges	109	15
Operating income	219	312
Operating income %	2.5%	3.5%
Other income (expense):
Investment income and other	15	25
Interest expense	(12)	(12)
Earnings before income tax expense and equity in income (loss) of affiliates	222	325
Income tax expense	19	80
Effective tax rate	8.6%	24.7%
Equity in income (loss) of affiliates	(1)	1
Net earnings	$202	$246

Basic earnings per share	$0.95	$1.14
Diluted earnings per share	$0.95	$1.13

Weighted-average common shares outstanding:
Basic	212.0	216.2
Diluted	213.0	217.2

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	May 3, 2025	May 4, 2024
Assets
Current assets:
Cash and cash equivalents	$1,147	$1,214
Receivables, net	744	770
Merchandise inventories	5,194	5,225
Other current assets	500	544
Total current assets	7,585	7,753
Property and equipment, net	2,089	2,196
Operating lease assets	2,821	2,771
Goodwill	908	1,383
Other assets	725	649
Total assets	$14,128	$14,752

Liabilities and equity
Current liabilities:
Accounts payable	$4,670	$4,664
Unredeemed gift card liabilities	246	242
Deferred revenue	891	923
Accrued compensation and related expenses	367	380
Accrued liabilities	617	812
Current portion of operating lease liabilities	611	613
Current portion of long-term debt	10	15
Total current liabilities	7,412	7,649
Long-term operating lease liabilities	2,277	2,222
Long-term debt	1,153	1,134
Long-term liabilities	523	665
Equity	2,763	3,082
Total liabilities and equity	$14,128	$14,752

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

.18
	Three Months Ended
	May 3, 2025	May 4, 2024
Operating activities
Net earnings	$202	$246
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	211	219
Restructuring charges	109	15
Stock-based compensation	40	38
Deferred income taxes	(51)	14
Other, net	(2)	(2)
Changes in operating assets and liabilities:
Receivables	298	168
Merchandise inventories	(95)	(273)
Other assets	7	(8)
Accounts payable	(330)	43
Income taxes	7	13
Other liabilities	(362)	(317)
Total cash provided by operating activities	34	156

Investing activities
Additions to property and equipment	(166)	(152)
Other, net	-	(15)
Total cash used in investing activities	(166)	(167)

Financing activities
Repurchase of common stock	(100)	(50)
Dividends paid	(202)	(202)
Other, net	(3)	-
Total cash used in financing activities	(305)	(252)

Effect of exchange rate changes on cash and cash equivalents	4	(3)
Decrease in cash, cash equivalents and restricted cash	(433)	(266)
Cash, cash equivalents and restricted cash at beginning of period	1,868	1,793
Cash, cash equivalents and restricted cash at end of period	$1,435	$1,527

BEST BUY CO., INC.

SEGMENT AND REVENUE CATEGORY INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
	May 3, 2025	May 4, 2024
Domestic Segment Results
Revenue	$8,127	$8,203
Comparable sales % change	(0.7)%	(6.3)%
Comparable online sales % change	2.1%	(6.1)%
Gross profit	$1,908	$1,917
Gross profit as a % of revenue	23.5%	23.4%
Adjusted SG&A1	$1,579	$1,592
Adjusted SG&A as a % of revenue[2]	19.4%	19.4%
Adjusted operating income[1]	$329	$325
Adjusted operating income as a % of revenue[3]	4.0%	4.0%

International Segment Results
Revenue	$640	$644
Comparable sales % change	(0.7)%	(3.3)%
Gross profit	$141	$147
Gross profit as a % of revenue	22.0%	22.8%
Adjusted SG&A1	$137	$139
Adjusted SG&A as a % of revenue[2]	21.4%	21.6%
Adjusted operating income[1]	$4	$8
Adjusted operating income as a % of revenue[3]	0.6%	1.2%

(1)Represents segment Adjusted SG&A and segment Adjusted operating income as reported in accordance with the adoption of Accounting Standards Update 2023-07, Segment Reporting (Topic 280), in Q4 FY25. Refer to the company’s most recent Annual Report on Form 10-K for additional information.

(2)Segment Adjusted SG&A as a % of revenue is calculated as segment Adjusted SG&A divided by segment Revenue.

(3)Segment Adjusted operating income as a % of revenue is calculated as segment Adjusted operating income divided by segment Revenue.

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
	May 3, 2025	May 4, 2024	May 3, 2025	May 4, 2024
Domestic Segment
Computing and Mobile Phones	47%	44%	5.8%	(2.2)%
Consumer Electronics	28%	29%	(5.2)%	(8.3)%
Appliances	12%	13%	(8.1)%	(18.5)%
Entertainment	5%	6%	(13.3)%	(11.3)%
Services	7%	7%	0.9%	9.0%
Other	1%	1%	9.5%	18.2%
Total	100%	100%	(0.7)%	(6.3)%

International Segment
Computing and Mobile Phones	51%	50%	2.3%	0.7%
Consumer Electronics	27%	27%	(1.5)%	(6.6)%
Appliances	9%	9%	(2.1)%	2.0%
Entertainment	6%	7%	(17.7)%	(22.9)%
Services	6%	6%	2.2%	5.0%
Other	1%	1%	(7.9)%	(13.4)%
Total	100%	100%	(0.7)%	(3.3)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable consolidated financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented consolidated adjusted financial measures (non-GAAP financial measures). The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill and intangible asset impairments, price-fixing settlements, gains and losses on subsidiaries and certain investments, amortization of definite-lived intangible assets associated with acquisitions, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended
	May 3, 2025	May 4, 2024
SG&A	$1,721	$1,737
% of revenue	19.6%	19.6%
Intangible asset amortization[1]	(5)	(6)
Adjusted SG&A	$1,716	$1,731
% of revenue	19.6%	19.6%

Operating income	$219	$312
% of revenue	2.5%	3.5%
Intangible asset amortization[1]	5	6
Restructuring charges[2]	109	15
Adjusted operating income	$333	$333
% of revenue	3.8%	3.8%

Effective tax rate	8.6%	24.7%
Intangible asset amortization[1]	0.3%	-%
Restructuring charges[2]	18.1%	-%
Adjusted effective tax rate	27.0%	24.7%

	Three Months Ended			Three Months Ended
	May 3, 2025			May 4, 2024
	Pretax Earnings	Net of Tax[3]	Per Share	Pretax Earnings	Net of Tax[3]	Per Share
Diluted EPS			$0.95			$1.13
Intangible asset amortization[1]	$5	$4	0.02	$6	$4	0.02
Restructuring charges[2]	109	39	0.18	15	11	0.05
Adjusted diluted EPS			$1.15			$1.20

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology assets.

(2)Charges for the three months ended May 3, 2025, primarily relate to a restructuring initiative within the company’s Best Buy Health business that commenced in Q1 FY26.  Charges for the three months ended May 4, 2024, primarily relate to an enterprise-wide restructuring initiative that commenced in Q4 FY24.

(3)The non-GAAP adjustments primarily relate to the U.S. As such, the income tax charge on the U.S. non-GAAP adjustments is calculated using the statutory tax rate of 24.5%, adjusted for tax benefits discrete to the period.